UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                              Washington, DC 20549

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

                    Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                    17(a) of the Public Utility Holding
                    Company Act of 1935 or Section 30(f) of
                    the Investment Company Act of 1940

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(Print or Type Responses)

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1.   Name and Address of Reporting Person*

    Schwab, Jr.                        Charles
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    (Last)                             (First)                          (Middle)


c/o Internet Holdings, Inc.  16 Curzon Street
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                                      (Street)


Mayfair                     London                    United Kingdom W1Y 7FF
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  (City)                    (State)                             (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)


August 14, 2000
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Tickler or Trading Symbol


Internet Holdings, Inc.  (HTTP)
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


Form 3 (Continued)

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

_X_  Director                                         ___  10% Owner

___  Officer (give title below)                       ___ Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

_X_  Form filed by One Reporting Person

___  Form filed by More than One Reporting Person


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
====================================================================================================================
                         Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================


1. Title of Security                    2. Amount of Securities            3. Ownership Form:        4. Nature of
                                           Beneficially Owned                 Direct (D) or             Beneficial
                                                                              Indirect (I)              Ownership
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001              100,000                               I                  Member and
                                                                                                     Director of
                                                                                                     Kensington
                                                                                                     Value Fund, LLC
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

                              Table II-- Derivative Securities Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
==================================================================================================================
------------------------------------------------------------------------------------------------------------------
Title of          Date Exercisable    Title and Amount of     Conversion or   Ownership Form   Nature of
Derivative        and Expiration      Securities Underlying   Exercise        of Derviative    Beneficial
Security          Date                Derivative Security     Price of        Securities:      Ownership
                  (M/D/Y)                                     Derivative      Direct (D) or
                                                              Security        Indirect (I)
------------------------------------------------------------------------------------------------------------------

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





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses


       /s/ Charles Schwab, Jr.                                9/27/00
       -------------------------------                 -------------------
       **Signature of Reporting Person                         Date

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.